Exhibit 23.11

Consent of Fred Brown
I hereby consent to the inclusion in this Annual Report on Form 10-K, which is being filed with the United States Securities and Exchange Commission, of references to my name and the information derived from the technical report titled “Technical Report for the True North Mine, Bissett, Manitoba, Canada” dated May 12, 2017, with an effective date of March 31, 2017 (the “Technical Report”).
I also consent to the incorporation by reference in Klondex Mines Ltd.’s Registration Statement on Form S-8 (No. 333-215156), of references to my name and the information derived from the Technical Report, which are included in the Annual Report on Form 10-K.

Dated: March 14, 2018
/s/ Fred Brown, P.Geo